Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-178571) on Form S-8 of Congaree Bancshares, Inc. of our report dated March 27, 2012, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Congaree Bancshares, Inc. for the year ended December 31, 2011.

/s/Elliott Davis, LLC
Columbia, South Carolina

March 27, 2012